Exhibit 99.1

STATE OF MAINE PUBLIC UTILITIES COMMISSION	Docket No. 2019-00092 March 26, 2020

NORTHERN UTILITIES, INC. d/b/a UNITIL Request for Approval of Rate Change (35—A M.R.S. § 307)	ORDER (Part I)

BARTLETT, Chair; WILLIAMSON and DAVIS, Commissioners

I.    SUMMARY

With this Order (Part I), under 35-A M.R.S. § 307 the Commission approves an annual base-rate revenue requirement for Northern Utilities, Inc. d/b/a Unitil (Northern or the Company) of $50,038,571.1 This is an increase of $3,605,412, or 7.8%, over the test-year revenue requirement. This compares to Northern’s request for a 15% increase. For an average residential customer taking heating service from Northern, the approved increase equates to a 3.5% increase in the average monthly bill. These new rates will take effect April 1, 2020.

In setting these new rates, the Commission approves for inclusion in rate base a portion of the Company’s investment in a new customer information system, or CIS, and orders that a third-party audit be initiated to examine the prudence of the remainder of the expenditures Northern incurred in the implementation.

Also, the Commission rejects the Company’s proposal to establish the capital investment recovery adjustment, or CIRA, and orders certain modifications to the Company’s targeted area buildout, or TAB, programs in Saco and in Sanford.

II.    TWO-PART ORDER

This Order (Part I) summarizes the Commission’s key decisions in this proceeding. The Commission’s procedural rules allow it to issue an order in two parts “[i]n extraordinary circumstances, including those in which a deadline . . . requires the issuance of a decision by a specific date . . . .” MPUC Rules, ch. 110, § 11(C)(2). There is only a brief period between the Commission’s deliberations and the date new rates go into effect. Also, due to the emergence of the global pandemic known as COVID-19,2

1 The calculations supporting this revenue requirement are shown in Appendix A to this Order (Part I).

2 See Me. Exec. Order No. 19 FY 19/20 (Mar. 24, 2020), https://www.maine.gov/governor/mills/ sites/maine.gov.governor.mills /files/inline-files/An%20Order %20Regarding%20Essential%20Businesses%20 and%20Operations%20_0.pdf; Me. Exec. Order No. 14 FY 19/20 (Mar. 18, 2020), https://www.maine.gov/governor/m ills/sites/maine.gov.governor.m ills/files/ inline-files/Executive%20Order%20to%20 Protect%20Public%20Health%20.pdf; Proclamation of State of Civil Emergency to Further Protect Public Health (Mar. 15, 2020), https://www.maine.gov/governor/m ills/sites/maine.gov.governor. mills/files/inline-files/ Proclamation%20of%20State%20of%20Civil %20Emergency%20To%20Further%20Pr otect%20Public%20Health.pdf.

the Commission and its Staff are working remotely, potentially making it difficult to issue a full order before the rate-effective date of April 1, 2020. Thus, the Commission finds that “extraordinary circumstances” exist to support the issuance of this order in two parts. Order (Part II) will provide the complete background, analyses, and reasoning underlying the Commission’s decision, and will be issued as soon as practicable.

III.    REVENUE REQUIREMENT

A.     Rate Base

1.     Calculating Rate Base

To calculate rate base, the Commission approves the use of year-end rate base with a total adjustment to revenues of $921,922 to account for sales growth from the year-end investments. This amount is the combination of Northern’s sales growth in 2018, its annualized sales growth from new customers in January 2019, and the Staff’s and OPA’s recommended adjustment to revenues for annualized sales growth from new customers from February through July 1, 2019.

2.     Implementation of New Customer Information System

Northern has sought to include in rate base 22% of the full cost ($36.8 million) of implementing a new customer information system (CIS) to serve Unitil Corp.’s regulated utility subsidiaries.

The Commission finds that 22% is the appropriate allocation factor to be used for assigning the costs of the CIS implementation to Northern.

The Commission also finds that Northern has failed to carry its burden of proof that the total cost of implementing its new CIS was prudently incurred. The Commission finds, however, that a portion of the total CIS cost—the originally budgeted amount of $12.7 million—was prudently incurred and that Northern’s allocated share of that amount may therefore be put into rate base in this proceeding.

The Commission concludes that it is appropriate to examine the prudence of the remainder of the costs and therefore initiates a management audit of Unitil’s implementation of the CIS. The audit will be conducted under 35-A M.R.S. § 113 in a separate proceeding after this docket closes. The Commission will select the auditor and Northern shall pay the costs of the audit. The Commission will decide, based upon the results of the audit investigation, whether to allocate some or all of the remaining audit costs to Northern’s ratepayers.

The Commission may conclude, following the audit and subsequent adjudicatory proceeding, that the entire $36.8 million was prudently spent, or that, in addition to what the Commission has allowed here, some amount less than that total was prudent. If so, Northern will be allowed to seek to add those costs to rates in its next Targeted Infrastructure Replacement Adjustment (TIRA) case, or next general rate case, whichever occurs first.

Until the audit investigation is completed, Northern may continue to reflect any CIS-related amounts on its books.

Finally, the Commission orders the Company to develop a written document-retention policy that includes information on how the policy will be communicated to new and existing employees, and to submit that policy for informational purposes as a compliance filing within 90 days of this Order (Part I).

B.     Cost of Capital and Capital Structure

The Commission approves a return on equity (ROE) of 9.48% (including an adjustment for flotation costs of 8 basis points) with a capital structure of 50% equity and 50% debt. The Commission finds the cost of long-term debt of 5.19% to be reasonable and thus approves it. These decisions produce an after-tax weighted-average cost of capital (WACC) of 7.34%.

The calculation of the Company’s TIRA revenue requirement necessitates establishing a pre-tax WACC. Northern Utilities, Inc. d/b/a Unitil, Request for Approval of Rate Change Pursuant to Section 307, Docket No. 2017-00065, Order (Corrected) at 60 (Feb. 28, 2018). For purposes of calculating the TIRA revenue requirement, the pre-tax TIRA rate of return is set at 9.18%. The Company shall use an ROE of 9.48% for purposes of applying the TIRA Earnings Sharing Mechanism.

IV.    RATE DESIGN

The rate increase shall be applied as an equal percentage increase across the board to all rate elements (fixed monthly charges, head blocks, tail blocks) and all rate classes.

V.    PROPOSED CAPITAL INVESTMENT RECOVERY ADJUSTMENT

The Commission hereby rejects the Company’s proposal to establish the CIRA.

VI.    TARGETED AREA BUILDOUT PROGRAMS IN SACO AND IN SANFORD

A.     Expansion to So-Called Adjacent Areas

With respect to the Company’s proposed amendment regarding “adjacent areas,” the Commission finds that the amendment is reasonable. “Adjacent areas” may include only areas that are in close proximity to the original TAB area, along the lines of the definition the Company proposed in response to EXM-002-058. The Company should include language to this effect in its amendment to the TAB tariff.

The Commission also determines that in the future Northern must make a filing before it expands to an adjacent area. The filing shall include, at a minimum, the following information: (a) a map of the adjacent TAB area (as part of the whole TAB area) and a description of the area, the proposed investments in the area, and the justification for those investments; (b) the TAB model and surcharge calculation assuming the new investment and revenue that would result from expanding to the adjacent area; and (c) a demonstration that the revenue from the existing surcharge is adequate to cover the cost of the incremental expansion and is appropriate to be charged to the customers in the new, adjacent area. This will allow the Commission and the parties to confirm that the existing surcharge remains reasonable and appropriate. This filing is for informational purposes, but, if an expansion warrants revision to the surcharge, the Company would be required to submit the TAB tariff with proposed changes to the surcharge to the Commission for approval.

B.     TAB Revenue Targets and Incentive Mechanism

The Commission finds that the targets for the Saco TAB incentive mechanism should be revised to reflect the incremental customers and sales expected in the Shannon Woods and Mill Brook areas. The targets should be structured using customer and sales levels instead of rate levels, and the revenue targets should be calculated using the actual surcharge and base rates in effect during the applicable period. For this case, because the results of that methodology are not in the record, the Commission will use Exhibit 3 to Northern’s March 12, 2020 exceptions in assessing whether adjustments are necessary under the incentive mechanism; the Commission finds that no adjustments are necessary at this time.

Finally, the Commission agrees with the Staff’s recommendation that, for the same reasons the Commission approved such a mechanism for the Saco TAB, an incentive mechanism should be adopted for the Sanford TAB that uses the same structure as the Saco TAB (as modified by our decision in this case) but with targets specific to the Sanford TAB, as established by the customer and sales assumptions set out in Docket No. 2017-00037, and using the same methodology as established for the Saco TAB. Any rate adjustments indicated by the Sanford TAB would be reflected in subsequent base rate proceedings.

VII.    CONCLUSION

Accordingly, the Commission

O R D E R S

1.	That Northern is granted an annual base-rate revenue requirement of $50,038,571, with new rates to go into effect April 1, 2020;

2.	That Northern shall submit its applicable schedules of rates and terms and conditions reflecting the changes set out in this order by 4:00 p.m. on Friday, March 27, 2020, for a compliance review;

3.	That the rate increase shall be applied across the board evenly to all rate classes and rate components;

4.	That this new revenue requirement reflects a return on equity of 9.48%, a cost of long-term debt of 5.19%, and a capital structure of 50% common equity and 50% debt;

5.

That, for purposes of calculating the TIRA revenue requirement, the pre-tax TIRA rate of return is set at 9.18%, and the Company shall use an ROE of 9.48% for purposes of applying the TIRA Earnings Sharing Mechanism;

6.	That these approved rates reflect the inclusion in Northern’s rate base of 22% of $12.7 million of USC’s CIS implementation investment;

7.

That a management audit under 35-A M.R.S. § 113 be initiated for the purpose of examining the Company’s implementation of its new customer information system. The audit shall be conducted by an appropriate consultant familiar with CIS implementations, to be selected by the Commission, who will examine the decisions made by management about the hiring and use of vendors and consultants as well as about the scope, schedule and costs of the implementation. The costs of the audit shall be borne by the Company with a possible allocation of some or all those costs to ratepayers depending on the outcome of the audit and investigation;

8.	That, until the audit investigation is completed, Northern may continue to reflect any CIS-related amounts on its books;

9.

That Northern develop a written document-retention policy that includes information on how the policy will be communicated to new and existing employees, and, submit that policy in this docket for informational purposes as a compliance filing within 90 days of this Order (Part I).

10.	That Northern’s request to establish the CIRA is denied;

11.	That the Company is permitted to amend its TAB tariff to address adjacent areas as discussed in this order;

12.	That the Company shall make a filing with the Commission as described in this order for informational purposes prior to expanding any TAB area to an adjacent area;

13.

That the Saco TAB incentive mechanism targets shall be revised to reflect the incremental customers in the Shannon Woods and Mill Brook areas, consistent with the assumptions set out in Exhibit 3 to Northern’s exceptions;

14.	That the Saco TAB incentive mechanism is hereby modified so that the targets are based on customer and sales levels instead of revenue targets;

15.	That, consistent with the assumptions in Exhibit 3 to Northern’s exceptions, no adjustment under the Saco TAB incentive mechanism is necessary at this time;

16.

That an incentive mechanism for the Sanford TAB is adopted that uses the same methodology as the Saco TAB (as modified by this order), but with targets specific to the Sanford TAB as established by the customer and sales assumptions set out in Docket No. 2017-00037.

Dated at Hallowell, Maine, this 26th day of March, 2020.

/s/ Harry Lanphear

Harry Lanphear

Administrative Director

COMMISSIONERS VOTING FOR:

Bartlett

Williamson

Davis

NOTICE OF RIGHTS TO REVIEW OR APPEAL

5 M.R.S. § 9061 requires the Public Utilities Commission to give each party at the conclusion of the adjudicatory proceeding written notice of the party’s rights to seek review of or to appeal the Commission’s decision. The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1.     Reconsideration of the Commission’s Order may be requested under Section 11(D) of the Commission’s Rules of Practice and Procedure (65-407 C.M.R. ch. 110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought. Any petition not granted within 20 days from the date of filing is denied.

2.     Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S. § 1320(1)–(4) and the Maine Rules of Appellate Procedure.

3.     Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S. § 1320(5).

Note : The attachment of this Notice to a document does not indicate the Commission’s view that the particular document may be subject to review or appeal. Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission’s view that the document is not subject to review or appeal.